Exhibit 99.1

INFORMATION

For Immediate Release
January 20, 2011
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FIRST QUARTER 2011 OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2011 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported first quarter net sales of $37.3 million, a decrease of 12%, from the same period of the prior fiscal year;
•	reported first quarter operating income of $9.1 million, a decrease of 34%, from the same period of the prior fiscal year;
•	reported first quarter earnings and diluted earnings per share of $6 million and $0.15, both decreases of 32% compared to the fiscal 2010 first quarter;
•
declared the regular quarterly cash dividend of $0.19 per share for the first quarter of fiscal 2011, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2010; and

•	reaffirmed its fiscal 2011 guidance of per share diluted earnings between $0.77 and $0.82 on net sales of $165 million to $170 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended December 31,
	2010	2009	% Change
Net Sales	$37,263	$42,457	-12%
Operating Income	9,090	13,756	-34%
Net Earnings	6,025	8,921	-32%
Diluted Earnings per Share	$0.15	$0.22	-32%

	Dec. 31, 2010	Dec. 31, 2009
Cash and Short-Term Investments	$41,479	$66,730
Working Capital	77,703	102,688
Shareholders’ Equity	136,552	140,426
Total Assets	156,168	154,723

FIRST QUARTER OPERATING RESULTS

Net sales for the first quarter of fiscal 2011 were $37,263,000 as compared to $42,457,000 for the same period of the prior fiscal year, a decrease of 12%.  Net earnings for the first quarter of fiscal 2011 were $6,025,000, or $0.15 per diluted share, both decreases of 32% from the first quarter of fiscal 2010.  Diluted common shares outstanding for the first quarter of fiscal 2011 and 2010 were 41,294,000 and 41,185,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the quarter ended December 31, 2010. The dividend is of record January 31, 2011 and payable February 10, 2011.  This annual indicated dividend rate of $0.76 per share remains the same as fiscal 2010.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2011 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2011, management expects net sales to be in the range of $165 million to $170 million and per share diluted earnings to be between $0.77 and $0.82.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2011.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At December 31, 2010, current assets were $95.2 million compared to current liabilities of $17.5 million, thereby producing working capital of $77.7 million and a current ratio of 5.4.  Cash and short-term investments were $41.5 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FIRST QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2011 and fiscal 2010.

	Three Months Ended December 31,
	2010	2009
Net Sales	$37,263	$42,457
Cost of goods sold	13,643	16,972
Gross profit	23,620	25,485

Operating expenses
Research and development	2,328	2,078
Sales and marketing	5,687	4,887
General and administrative	6,515	4,764
Total operating expenses	14,530	11,729

Operating income	9,090	13,756
Other income (expense), net	220	(87)
Income before income taxes	9,310	13,669
Income tax provision	3,285	4,748
Net earnings	$6,025	$8,921

Net earnings per basic common share	$0.15	$0.22
Basic common shares outstanding	40,615	40,496

Net earnings per diluted common share	$0.15	$0.22
Diluted common shares outstanding	41,294	41,185

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2011 and fiscal 2010 (in thousands).

	Three Months Ended December 31,
	2010	2009
Net sales
U.S. Diagnostics	$22,650	$30,704
European Diagnostics	5,929	6,294
Life Science	8,684	5,459
	$37,263	$42,457
Operating Income
U.S. Diagnostics	$8,574	$12,130
European Diagnostics	753	970
Life Science	(221)	904
Eliminations	(16)	(248)
	$9,090	$13,756

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “With sales of the year ago period heavily impacted by high swine flu driven demand for our rapid flu tests, and very limited flu incidence and related sales in the first fiscal quarter of 2011, assessments based upon the comparative financial results are challenging.  Quarterly revenues declined by $5.2 million, with the $9 million decline in upper respiratory revenues partially offset by the $3.4 million in sales contributed by our Bioline acquisition which closed in July 2010.  The shortfall in flu revenues had been anticipated in our fiscal 2011 Plan and guidance.

In our Diagnostics business, the strategic focus products performed well.  H. pylori sales, in response to our continuing collaborations with managed care agencies, grew by 16% in the U.S. and 11% globally, exceeding $5 million for the quarter.  Our foodborne testing category grew by 10% globally. Large distributor purchases in the year ago period, some of which were product launch-related, affected the current quarter comparison. However, shipments of foodborne tests to labs, which includes both direct shipments as well as distributor shipments, grew by nearly 50% in the quarter.  We achieved stability in our C. difficile category with illumigene® revenues almost entirely offsetting declines from our traditional immunoassay tests.  illumigene is still in the early phases of launch; however, I am pleased to say that we have approximately 200 customers thus far, an increase from 125 in early November.  Recently, we initiated a series of workshops in the U.S. and expanded our distribution capabilities for this new technology.  Importantly, gross profit margins in Cincinnati, our diagnostic test manufacturing facility, reached nearly 70% for the period signaling continued efficiencies favorably impacting results.

Meridian Life Science, led by strong sales at Bioline, grew by nearly 60%.  We are very pleased with the performance of Bioline thus far.  New product sales from the MyTaq and SensiFast reagents look very promising and are expected to lead Bioline to outperform expectations.  As originally planned, we expect Bioline to contribute profits in the second half of the year after certain purchase accounting adjustments related to inventory are behind us. Lighter production resulted in unfavorable manufacturing variances in our Tennessee facility that negatively impacted the quarter.  This will be remedied in the subsequent quarters as revenues and production increase. Overall, we expect Life Science to perform well.

Due to strong customer demand for our H. pylori and foodborne testing products, ramping conversions of labs to our illumigene platform, a robust follow-on illumigene pipeline including Group B strep, and positive early experience with the Bioline business, we are maintaining our guidance for the year.  We look forward to reporting second quarter results with clean comparables not impacted by flu test sales cycles. ”

William J. Motto, Executive Chairman of the Board, said, "Profitability and efficiency measures are favorable and our main challenge is to increase sales.  Meridian's financial condition is strong and cash flow is adequate to fund operating requirements and dividends.  The integration of our acquisition of Bioline has gone very smoothly and we continue to look for additional businesses to acquire.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible effects of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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